Exhibit A:

(1)	Represents shares gifted by Mr. Katzman to The Katzman Family Foundation, a non-profit corporation of which Mr. Katzman is not a beneficial owner and over which Mr. Katzman does not exercise control.

(2)	The securities reported as beneficially owned by Mr. Katzman include:

(a)	1,251,142 shares held of record by Gazit-Globe, Ltd. ("Gazit-Globe"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act.

(b)
5,386,857 shares held of record by Ficus, Inc. ("Ficus"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act. Ficus is a wholly-owned subsidiary of First Capital Realty Inc. ("First Capital"), an Ontario corporation, and is indirectly controlled by Gazit-Globe. Mr. Katzman is the President of Ficus and Chairman of the Board of First Capital and Gazit-Globe.

(c)
7,853,122 shares held of record by Silver Maple (2001), Inc. ("Silver Maple"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act. Silver Maple is a wholly-owned subsidiary of First Capital and is indirectly controlled by Gazit-Globe. Mr. Katzman is the President of Silver Maple and Chairman of the Board of First Capital and Gazit-Globe.

(d)	6,072,228 shares held of record by MGN (USA) Inc. (“MGN (USA)”), a wholly-owned subsidiary of Gazit-Globe and a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act.

(e)	5,283,829 shares held of record by MGN America, Inc., a wholly-owned subsidiary of MGN (USA) and a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act.

(f)
4,398,885 shares of record held by Gazit (1995), Inc. (“Gazit 1995”), a wholly-owned subsidiary of MGN (USA) and a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act.

(g)	53,119 shares held of record by Mr. Katzman’s wife as custodian for their daughters.

(h)	365,960 other shares held directly and indirectly by Mr. Katzman (including the transactions reported herein).